Exhibit 99.1

Priority Technology Holdings Receives Favorable Decision from Nasdaq Hearings Panel Allowing Continued Listing of Common Stock; Warrants and Units Granted Extension Through February 2019

ALPHARETTA, GEORGIA -- November 9, 2018 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (the “Company”), a leading provider of merchant acquiring and commercial payment solutions, today announced that it has been informed by Nasdaq that shares of the Company’s common stock will continue to remain listed on the Nasdaq Global Market. Additionally, its warrants and units have been granted extensions to remain listed through February 27, 2019.

The Company had previously received notice of non-compliance (the "Non-Compliance Notice") with Nasdaq Listing Rules 5404(a)(3), 5410(d) and 5225(b)(1)(A) (the "Minimum Public Holders Rules") because its shares of common stock, warrants and units, respectively, were held by fewer than the required 400 round lot holders. However, the Company was able to successfully demonstrate compliance with respect to its shares of common stock subsequent to receipt of the Non-Compliance Notice. While it did not satisfy the Minimum Public Holders Rules as it relates to its outstanding warrants and units, the Nasdaq Hearings Panel opted to grant the Company's request for an extension of time in order to permit the exploration of alternatives to address the lack of sufficient round lot holders for the warrants and units.

“We are pleased to have achieved compliance with the Nasdaq’s common stock round lot requirement, and are appreciative of the Nasdaq Hearings Panel’s decision to grant us an extension to address our warrants and units. The senior leadership team has placed the highest priority on resolving this issue and we are confident in our ability to successfully meet the stated deadline,” said Thomas C. Priore, Executive Chairman of the Company.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners.  Our enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing us to provide end-to-end solutions for payment and payment-adjacent opportunities.  Additional information can be found at www.PRTH.com.